EXHIBIT 23.1

MOSS-ADAMS LLP
Certified Public Accountants | Business Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-168839) on Form S-8 of Territorial Savings Bank of our report dated June 28, 2017, with respect to the statements of net assets available for benefits of Territorial Savings Bank 401(k) Plan as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental information as of December 31, 2016, appearing in this Annual Report (Form 11-K) of Territorial Savings Bank 401(k) Plan.

Portland, Oregon
June 28, 2017